AGREEMENT AND PLAN OF MERGER

dated as of

December 20, 2017

by and between

LCNB CORP.

and

COLUMBUS FIRST BANCORP, INC.

i

6.12	No Breaches of Representations and Warranties	51
6.13	Consents	51
6.14	Insurance Coverage	51
6.15	Correction of Information	51
6.16	Confidentiality	51
6.17	Regulatory Matters	51
6.18	Indemnification	52
6.19	Environmental Assessments	52
6.20	Advisory Board	52
6.21	NASDAQ Listing	52
6.22	Tax Treatment	53
6.23	Tax Representation Letters	53
6.24	Board Seats	53

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER; CLOSING		53
7.01	Conditions to Each Party’s Obligation to Effect the Merger	53
7.02	Conditions to Obligation of CFB	54
7.03	Conditions to Obligation of LCNB	54
7.04	Closing	55

ARTICLE VIII - TERMINATION		56
8.01	Termination	56
8.02	Effect of Termination and Abandonment; Enforcement of Agreement	58

ARTICLE IX - MISCELLANEOUS		58
9.01	Survival	58
9.02	Waiver; Amendment	58
9.03	Counterparts	58
9.04	Governing Law	58
9.05	Expenses; Breakup Fee	58
9.06	Notices	58
9.07	Entire Understanding; No Third Party Beneficiaries	59
9.08	Interpretation; Effect	59
9.09	Waiver of Jury Trial	59
9.10	Successors and Assigns; Assignment	59

EXHIBIT A    Form of Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”) dated as of December 20, 2017 (hereinafter referred to as the “Agreement Date”), is entered into by and between LCNB CORP., an Ohio corporation (hereinafter referred to as “LCNB”), and COLUMBUS FIRST BANCORP, INC., an Ohio corporation (hereinafter referred to as “CFB”).
WITNESSETH
WHEREAS, LCNB is a registered financial holding company and owns all of the outstanding shares of LCNB National Bank, a national bank (hereinafter referred to as “LCNB Bank”);
WHEREAS, CFB is a registered bank holding company and owns all of the outstanding shares of Columbus First Bank, an Ohio state chartered bank (hereinafter referred to as “Columbus First Bank”);
WHEREAS, the Boards of Directors of LCNB and CFB believe that the merger of CFB with and into LCNB (the “Parent Merger”), followed by the merger of Columbus First Bank with and into LCNB Bank (the “Subsidiary Merger”), each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of LCNB and CFB;
WHEREAS, the Boards of Directors of LCNB and CFB have each approved this Agreement and the transactions contemplated hereby; and
WHEREAS, the parties intend the Parent Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, LCNB and CFB, intending to be legally bound, hereby agree as follows:

ARTICLE I
Certain Definitions
1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

“Agreement Date” has the meaning set forth in the preamble to this Agreement.
“Agreement to Merge” has the meaning set forth in Section 2.02.
“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“CFB” has the meaning set forth in the preamble to this Agreement.
“CFB 401K Plan” has the meaning set forth in Section 6.10(c).
“CFB Articles” means the Articles of Incorporation of CFB, as amended.
“Columbus First Bank” has the meaning set forth in the recitals to this Agreement.
“Columbus First Bank’s Territory” means, for purposes of this Agreement, the geographic area comprising the State of Ohio.
“CFB Board” means the Board of Directors of CFB.
“CFB Common Shares” means the shares of common stock, par value of $1.00 per share, of CFB.
“CFB Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
“CFB’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).
“CFB Group” has the meaning set forth in Section 5.03(q).
“CFB Material Contracts” has the meaning set forth in Section 5.03(k)(ii).
“CFB Meeting” has the meaning set forth in Section 6.02.
“CFB Options” has the meaning set forth in Section 3.04(a)
“CFB Option Plan” means the Columbus First Bancorp, Inc. 2007 Stock Option and Incentive Plan.
“CFB Preferred Shares” has the meaning set forth in Section 5.03(b)(i).
“CFB Regulations” means the Code of Regulations of CFB, as amended.
“CFB Shareholder Adoption” has the meaning set forth in Section 5.03(d).
“CFB Shares” has the meaning set forth in Section 5.03(b)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” has the meaning set forth in the Recitals.
“Competing Proposal” means any of the following involving CFB and/or Columbus First Bank: (a) any, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of (i) CFB and/or Columbus First Bank, (ii) any business line of Columbus First Bank that constitutes 20% or more of the net revenues, net income or assets of CFB, on a consolidated basis, taken as a whole, or (iii) 20% or more of outstanding CFB Shares or shares in Columbus First Bank, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any CFB Shares or shares of Columbus First Bank, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CFB and/or Columbus First Bank, other than the transactions contemplated by this Agreement.
“Consultants” has the meaning set forth in Section 5.03(m)(i).
“CRA” has the meaning set forth in Section 5.03(bb).
“D&O Policy” has the meaning set forth in Section 6.18(b).
“Determination Date” has the meaning set forth in 8.01(f).
“Determination Letter” has the meaning set forth in Section 6.10(c).
“Dinsmore” has the meaning set forth in Section 6.23.
“Directors” has the meaning set forth in Section 5.03(m)(i).
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Dissenting Shares” means any CFB Common Shares held by a holder who properly demands and perfects rights as a dissenting shareholder with respect to such shares in accordance with applicable provisions of the OGCL.
“Effective Date” has the meaning set forth in Section 2.04.
“Effective Time” has the meaning set forth in Section 2.04.
“Employees” has the meaning set forth in Section 5.03(m)(i).
“Environmental Laws” means all applicable local, state and federal environmental laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, and the Federal Clean Air Act each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(b).
“Exchange Ratio” shall mean 2.00.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Fee Property” has the meaning set forth in Section 5.03(u)(iii).
“Final Index Price” has the meaning set forth in 8.01(f).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder; (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder; and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“Index” has the meaning set forth in 8.01(f).
“Index Ratio” has the meaning set forth in 8.01(f).
“Information” has the meaning set forth in Section 6.16.
“Initial Index Price” has the meaning set forth in 8.01(f).

“Initial LCNB Market Value” has the meaning set forth in 8.01(f).
“IRS” has the meaning set forth in Section 5.03(m)(ii).
“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).
“Knowledge” means, with respect to LCNB, the Knowledge of any officer of LCNB with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and, with respect to CFB, the Knowledge of any officer of CFB with the title of Chairman, Chief Executive Officer, President, Chief Lending Officer, Chief Financial Officer, and Information Security Officer. An officer of LCNB or CFB shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a reasonably prudent individual in that capacity would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of business concerning the existence of such fact or matter.
“LCNB” has the meaning set forth in the preamble to this Agreement.
“LCNB Articles” means the Amended and Restated Articles of Incorporation of LCNB, as amended.
“LCNB Bank” has the meaning set forth in the recitals to this Agreement.
“LCNB Board” means the Board of Directors of LCNB.
“LCNB Common Shares” means shares of common stock, without par value, of LCNB.
“LCNB Compensation and Benefit Plans” has the meaning set forth in Section 5.04(x).
“LCNB Equity Plan” means the LCNB’s 2015 Ownership Incentive Plan.
“LCNB Group” has the meaning set forth in Section 5.04(t)
“LCNB Market Value” has the meaning set forth in 8.01(f).
“LCNB Regulations” means the Code of Regulations of LCNB.
“LCNB Shareholder Adoption” has the meaning set forth in Section 5.04(e).
“LCNB’s SEC Reports” has the meaning set forth in Section 5.04(g)(ii).
“Lease” has the meaning set forth in Section 5.03(u)(i).
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to LCNB or CFB, as the context may require, any effect that (i) is or is reasonably likely to (A) be material and adverse to the financial position, results of operations or business of LCNB and its Subsidiaries, taken as a whole, (B) be material and adverse to the financial position, results of operations or business of CFB and Columbus First Bank, taken as a whole, that would in the aggregate result or likely result in a reduction in the consolidated tangible net worth of CFB and Columbus First Bank, as measured as of September 30, 2017, or (C) result in a reduction of CFB’s loan loss reserves, as measured as of September 30, 2017, that is not offset by a subsequent provision to CFB’s loan loss reserves, or (ii) would materially impair the ability of either LCNB or CFB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions, changes in prevailing interest and deposit rates and GAAP or regulatory accounting requirements; (b) changes resulting from expenses (such as legal, accounting, investment bankers’ and termination fees) incurred in connection with this Agreement or the transactions contemplated herein; (c) changes in policies and procedures of CFB or Columbus First Bank taken pursuant to Section 6.08 of this Agreement; (d) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters or acts of God; or (e) changes resulting from the announcement of this Agreement and the transactions contemplated hereby.
“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.
“Merger Consideration” has the meaning set forth in Section 3.01(a).
“OCC” means the Office of the Comptroller of the Currency.
“ODFI” means the Ohio Division of Financial Institutions.
“OGCL” means the Ohio General Corporation Law.
“Old Certificates” has the meaning set forth in Section 3.03(c)(i).
“OSS” means the Office of the Secretary of State of the State of Ohio.
“Parent Merger” has the meaning set forth in the recitals to this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
“Per Share Consideration” has the meaning set forth in Section 3.01(a).

“Permitted Liens” has the meaning set forth in Section 5.03(u)(i).
“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
“Phase I” has the meaning set forth in Section 4.01(u).
“Previously Disclosed” by a party shall mean information set forth in such party’s Disclosure Schedule.
“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act filed by LCNB to register with the SEC the LCNB Common Shares that make up the Merger Consideration, which also will include a joint proxy statement of LCNB and CFB seeking the approval of their respective shareholders of the transactions contemplated by this Agreement.
“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).
“Regulatory Orders” has the meaning set forth in Section 5.03(i)(i).
“Related Parties” has the meaning set forth in Section 5.03(cc).
“Related Party Agreements” has the meaning set forth in 5.03(cc).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, financial and other advisors and/or agents involved in this transaction.
“Resulting Bank” has the meaning set forth in Section 2.02.
“Rights” means, with respect to any Person, all securities and obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, and any options, calls or commitments relating to, and any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subsidiary” or “Subsidiaries” has the meaning set forth in Rule 1‑02 of Regulation S-X of the SEC.
“Subsidiary Merger” has the meaning set forth in the recitals to this Agreement.

“Superior Competing Transaction” means any of the following involving CFB and/or Columbus First Bank: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of CFB and/or Columbus First Bank or all or substantially all the assets of CFB and/or Columbus First Bank, and otherwise on terms which the CFB Board determines in its good faith judgment (based on the opinion of a financial advisor) to be more favorable to its shareholders than the Merger (taking into account all known legal, financial, regulatory and other aspects of the proposal and the Person making the proposal) and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of the CFB Board, reasonably capable of being obtained by such third party, and is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Takeover Laws” has the meaning set forth in Section 5.03(o).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.
“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Treasury” means the United States Department of Treasury.
“Treasury Shares” means CFB Shares held by CFB or Columbus First Bank other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among LCNB and certain shareholders of CFB.

ARTICLE II
The Merger
2.01    The Parent Merger.

(a)    The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, CFB and LCNB shall effect the Parent Merger, LCNB shall survive the Parent Merger and continue to exist as an Ohio corporation (LCNB, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of CFB shall cease. At the Effective Time:

    (i)     The LCNB Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii)     The LCNB Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii)     Subject to Section 6.24, each individual serving as a director of LCNB immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the LCNB Articles and the LCNB Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the LCNB Articles or the LCNB Regulations or as otherwise provided by the OGCL.

(b)    Option to Change Method of Merger. LCNB may at any time prior to the CFB Meeting change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent LCNB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)     alter or change the amount or kind of consideration to which the holders of CFB Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii)     impede or delay consummation of the transactions contemplated by this Agreement; or

(iii)    adversely affect the Tax consequences to the holders of CFB Common Shares resulting from receiving the consideration in the Merger as set forth in Article III, including by causing the Parent Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code.

CFB, if requested by LCNB, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02    The Subsidiary Merger. At the time specified by LCNB Bank in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), Columbus First Bank and LCNB Bank shall effect the Subsidiary Merger pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Columbus First Bank and LCNB Bank and filed with the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of Columbus First Bank shall cease and LCNB Bank shall survive the Subsidiary Merger and continue to exist as a national bank (LCNB Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of Columbus First Bank shall cease. The Parent Merger and the Subsidiary Merger are sometimes collectively referred to herein as the “Merger”.
2.03    Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following: (a) the filing of the certificate of merger with the OSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL.
2.04    Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, LCNB and CFB shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

2.05    Absence of Control. It is the intent of the parties to this Agreement that LCNB, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, CFB or Columbus First Bank and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of CFB or Columbus First Bank.

ARTICLE III
Merger Consideration.
3.01    Merger Consideration.
At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:
(a)     Conversion of CFB Common Shares. Subject to Sections 3.03 and 3.04, each CFB Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of LCNB Common Shares”) equal to the Exchange Ratio (the “Per Share Consideration”). The aggregate Per Share Consideration paid by LCNB to all CFB Shareholders, including any cash paid in lieu of fractional shares pursuant to Section 3.03(d)

and any cash paid to holders of CFB Options pursuant to Section 3.04(a), is sometimes referred to herein as the “Merger Consideration.”
(b)    Adjustments to the Merger Consideration.
(i)    If the number of CFB Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of CFB Common Shares issued and outstanding as of the date hereof, except to the extent such increase is due to the exercise of CFB Options, the Merger Consideration will not be adjusted as a result of such excess, though an appropriate adjustment will be made to the Exchange Ratio.
(ii)    If LCNB changes (or establishes a record date for changing) the number of LCNB Common Shares issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization, acquisition or similar transaction with respect to the outstanding LCNB Common Shares, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of CFB at the Effective Time shall receive Per Share Consideration that produces the same economic effect as contemplated by this Agreement prior to such action.
(c)    Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
(d)    Dissenting Shares. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding CFB Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.
3.02    Rights as Shareholders; Share Transfers. At the Effective Time, holders of CFB Common Shares shall cease to be, and shall have no rights as, shareholders of CFB, other than (a) to receive any dividend or other distribution with respect to such CFB Common Shares with a record date occurring prior to the Effective Time, (b) to receive the Per Share Consideration, and (c) rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of CFB or the Surviving Corporation of any CFB Common Shares.
3.03    Exchange and Payment Procedures.
(a)    Exchange Agent. Computershare Inc. will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.

(b)    Exchange Fund. At or prior to the Effective Time, LCNB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, (i) certificates representing LCNB Common Shares (subject to Section 3.03(l)) and (ii) cash in an aggregate amount sufficient to make appropriate payment of (A) cash in lieu of fractional shares pursuant to Section 3.03(d), and (B) any dividends or distributions on account of LCNB Common Shares to be exchanged for CFB Common Shares with a record date occurring on or after the Effective Time, and without any interest on any such cash, dividends or distributions (such cash being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding CFB Common Shares. Promptly after the Effective Time, the Exchange Agent shall distribute LCNB Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the LCNB Common Shares held by it from time to time hereunder, except that it shall receive and hold for the recipients of the LCNB Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such LCNB Common Shares for the account of the persons entitled thereto.
(c)    Exchange Procedures.
(i)    Within five business days after the Effective Time, LCNB shall instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which, as of the Effective Time, represented CFB Common Shares (other than Treasury Shares and Dissenting Shares) (“Old Certificates”) or uncertificated shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Old Certificates shall pass, only upon proper delivery of the Old Certificates, if applicable, or upon delivery of the letter of transmittal in the case of uncertificated shares, to the Exchange Agent, and which shall be in customary form as directed by LCNB and reasonably acceptable to CFB, and (ii) instructions for use in effecting the surrender of the Old Certificates, if applicable, or the letter of transmittal in exchange for the Per Share Consideration. Upon the proper surrender of the Old Certificates, if applicable, and a properly completed and duly executed letter of transmittal to the Exchange Agent, and such other documents as may reasonably be required by LCNB or the Exchange Agent, the holders of such Old Certificates or uncertificated shares shall be entitled to receive the number of whole shares of LCNB Common Shares that such holder has the right to receive pursuant to Section 3.01(a) and a check in the amount equal to the cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02. Old Certificates so surrendered shall forthwith be canceled. Within ten days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute LCNB Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of CFB Common Shares not registered in the transfer records of CFB, the Per Share Consideration shall be issued to the transferee thereof if the Old Certificates representing such CFB Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of LCNB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.
(ii)    No dividends or other distributions declared or made after the Effective Time with respect to LCNB Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of LCNB Common Shares hereunder until such Person surrenders his, her or its Old Certificates, if applicable, and the letter of transmittal in accordance with this Section 3.03. Upon the surrender of such Person’s Old Certificates, if applicable, and the letter of transmittal, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of LCNB Common Shares represented by such Person’s Old Certificates or uncertificated shares.
(d)    No Fractional LCNB Common Shares.
(i)    No certificates or scrip representing fractional LCNB Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional LCNB Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.
(ii)    Each holder of CFB Common Shares who would otherwise be entitled to receive a fractional LCNB Common Share shall receive from the Exchange Agent an amount of cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of LCNB Common Shares on the NASDAQ Capital Market® for the ten consecutive trading days ending on and including the day immediately preceding the Effective Date.
(e)     Release of Exchange Fund. LCNB may request that any portion of the Exchange Fund that remains unclaimed by the shareholders of CFB for six months after the Effective Time be returned to LCNB and any shareholders of CFB who have not theretofore complied with this Article III shall thereafter look only to LCNB for payment of the Per Share Consideration.
(f)    No Liability. None of LCNB, CFB, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of CFB Common Shares for any payment of the Per Share Consideration, any cash in lieu of a fractional LCNB Common Share interest, or any dividends or distributions with respect to LCNB Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(g)     Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed in form and substance reasonably acceptable to the Exchange Agent and the posting by such Person of a bond, in such reasonable amount as LCNB or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed

Certificate the Per Share Consideration payable in respect of the shares of CFB Common Shares represented by such Old Certificate.
(h)    Withholding Rights. LCNB or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of CFB Common Shares such amounts as LCNB or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of domestic or foreign Tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by LCNB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the CFB Common Shares.
(i)    Book Entry. All shares of LCNB Common Shares to be issued pursuant to this Agreement may be issued in book entry form without physical certificates in LCNB’s discretion.
(j)    Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights to withhold any such payment, delivery or distribution in the case of any Person.
3.04    CFB Options.
(a)    Each CFB Option that has not been exercised prior to the Effective Time will be terminated immediately prior to the Effective Time and entitled to receive at the Effective Time, in lieu of each CFB Common Share that would otherwise have been issuable upon exercise thereof, an amount in cash equal to (i) the Initial LCNB Market Value, multiplied by the Exchange Ratio, less (ii) the exercise price of such CFB Option.
(b)    The CFB Board and its compensation committee shall not make any grants of CFB Options following the execution of this Agreement.
(c)    The CFB Board or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the CFB Options to effect the foregoing provisions of this Section 3.04; provided, however, that such changes will not result in any adverse consequences to CFB, Columbus First Bank or the option holder.

ARTICLE IV
Actions Pending Consummation of Merger

4.01    Forbearances of CFB. From the Agreement Date until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by LCNB, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of LCNB, which consent shall not be unreasonably withheld, CFB shall not, and shall cause Columbus First Bank not to:

(a)    Ordinary Course. (i) Conduct the business of CFB and Columbus First Bank other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) fail to maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, (iii) voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect, or (iv) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional CFB Common Shares, other capital stock of CFB or any Rights except upon the exercise or fulfillment of CFB Options issued and outstanding as of the date of this Agreement pursuant to the CFB Option Plan in accordance with its present terms; (ii) enter into any agreement, or amend or modify the CFB Option Plan except as otherwise set forth in this Agreement, with respect to the foregoing; (iii) permit any additional CFB Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(c)    Dividends; Distributions; Adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends or distributions between Columbus First Bank and CFB; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock other than transactions in CFB Common Shares required by CFB under the CFB Compensation and Benefit Plans.
(d)    Compensation; Employment Agreements. Enter into, modify, amend or renew any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of CFB or Columbus First Bank, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the Agreement Date, or, except as set forth in the CFB Disclosure Schedule, grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments).
(e)    Benefit Plans. Enter into, establish, adopt, amend or modify (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts) the CFB Option Plan or any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of CFB or Columbus First Bank, or take any action to accelerate the payment of benefits or the vesting or exercisability of the CFB Options, restricted stock, phantom stock or other compensation or benefits payable thereunder.
(f)    Dispositions. Excluding sales of loans in the secondary market in the ordinary course of business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.
(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)    Governing Documents. Amend the CFB Articles, the CFB Regulations or the charter, articles of association or bylaws of Columbus First Bank.
(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.
(j)    CFB Material Contracts. Enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(k), terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing CFB Material Contracts.
(k)    Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount individually not to exceed $25,000 and in the aggregate not to exceed $50,000 for all such settlements.
(l)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
(m)    Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) materially fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) materially fail to follow its existing policies or practices with respect to managing its fiduciary risks.
(n)    Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.
(o)    Indirect Loans; Participations. (i) Make or purchase any indirect or brokered loans or (ii) purchase from or sell to any financial institution or other non-depository lender any interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in Columbus First Bank’s Territory which are secured by collateral located in Columbus First Bank’s Territory in the ordinary course and consistent with past practices.
(p)    Capital Expenditures. Except as set forth in CFB’s Disclosure Schedule, make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $15,000 or in the aggregate exceed $30,000.
(q)    Lending. (i) Establish any new lending programs or, except as set forth in CFB’s Disclosure Schedule, make any changes in the policies of any Subsidiary of CFB concerning which Persons may approve loans, (ii) price or reprice any loans inconsistent with Columbus First Bank’s current pricing methodology, (iii) originate or issue any loans except in accordance with existing lending policies, lending limits and authorities, or (iv) originate or issue a commitment to originate any loan in a principal amount in excess of $1,250,000, net of participations, other than commitments in existence on the Agreement Date.
(r)      Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); (iii) make, change or revoke any Tax election or Tax accounting method; (iv) file any amended Tax return; (v) settle any Tax claim or assessment; (vi) consent to the extension or waiver of any statute of limitations with respect to any Tax; (vii) offer or agree to do any of the foregoing; or (viii) surrender its rights to do any of the foregoing or to claim any refund of any Tax or file any amended Tax Return.
(s)    Offices and Facilities. (i) Open, close or relocate any offices at which its business is conducted (including any ATMs) or (ii) fail to use commercially reasonable efforts to maintain and keep its respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
(t)    Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, or any other type of deposit accounts, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.
(u)    Foreclosures. Foreclose upon or otherwise cause CFB or Columbus First Bank to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process” (“Phase I”) on such real property which indicates that the property does not pose an unreasonable risk for acquisition due to the potential for liability related to Environmental Laws ; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless CFB or Columbus First Bank has reason to believe such real property may pose an unreasonable risk for acquisition due to the potential for liability related to Environmental Laws.

(v)    Deposit Liabilities. Cause any material change in the amount or general composition of deposit liabilities, excluding withdrawals of deposits in the ordinary course of business and the maturity of certificates of deposit.
(w)    Commitments. Agree or commit to do any of the foregoing.
4.02    Forbearances of LCNB. From the Agreement Date until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by CFB, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of CFB, which consent shall not be unreasonably withheld, LCNB shall not, and shall cause its Subsidiaries not to:
(a)    Ordinary Course. Subject to the impact of this Agreement and any announcements or actions related thereto: (i) conduct the business of LCNB and its Subsidiaries other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) fail to maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or (iii) voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect;
(b)    Governing Documents. Amend the LCNB Articles or the LCNB Regulations in a manner that adversely impacts the rights or obligations of holders of LCNB Common Shares;
(c)     Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority;
(d)     Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); (iii) make, change or revoke any Tax election or Tax accounting method; (iv) file any amended Tax return; (v) settle any Tax claim or assessment; (vi) consent to the extension or waiver of any statute of limitations with respect to any Tax; (vii) offer or agree to do any of the foregoing; or (viii) surrender its rights to do any of the foregoing or to claim any refund of any Tax or file any amended Tax Return;
(e)    Delay. Knowingly take any action or fail to take any action that is intended to or would reasonably be likely to adversely affect or delay the ability of CFB, LCNB or their Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(f)    Agreements to Take Action. Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 4.02.
ARTICLE V
Representations and Warranties

5.01    Disclosure Schedules. On or prior to the Agreement Date, CFB delivered to LCNB a schedule, and LCNB delivered to CFB a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.
5.02    Standard. No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect without giving any effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties.
5.03    Representations and Warranties of CFB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, CFB hereby represents and warrants to LCNB that the following are true and correct:
(a)    Organization, Standing and Authority.
(i)    CFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The foreign jurisdictions in which CFB conducts business are set forth in the CFB Disclosure Schedule. CFB is registered as a bank holding company under the BHCA.
(ii)    Columbus First Bank is a state chartered bank duly organized and validly existing under the laws of the State of Ohio, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capital Structure of CFB.

(i)     The authorized capital stock of CFB consists of 3,000,000 CFB Common Shares, par value of $1.00 per share, and 100,000 shares of preferred stock, with no par value (“CFB Preferred Shares”). The CFB Common Shares and CFB Preferred Shares are collectively referred to herein as “CFB Shares.” As of the date hereof, there are: (A) 1,581,516 shares of CFB Common Shares issued and outstanding; (B) no Treasury Shares held by CFB; and (C) 73,724 CFB Shares reserved for issuance pursuant to the CFB Option Plan. Additionally, no shares of CFB Preferred Shares are issued and outstanding or reserved for issuance. All of the issued and outstanding shares of CFB Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the options, plans and other obligations set forth in this Subsection (i), and except as set forth in CFB’s Disclosure Schedule, CFB does not have and is not bound by any outstanding or issued Rights with respect to any CFB Shares.
(ii)    The CFB Options have been granted in compliance in all material respects with the terms of the applicable CFB Option Plan and all applicable laws. With respect to each CFB Option outstanding as of the date hereof, the name of each optionee, the date of each option to purchase CFB Shares granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in CFB’s Disclosure Schedule. The exercise price of each CFB Option is no less than the fair market value of the applicable CFB Shares determined on the date of grant of such stock option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each CFB Option intended to qualify as an “incentive stock option” under Section 422 of the Code has been structured to so qualify.
(iii)    Except as set forth in CFB’s Disclosure Schedule, neither CFB nor Columbus First Bank has any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which CFB or any of Columbus First Bank is a party or by which any of them are bound or with respect to any equity security, membership interest or similar ownership interest of CFB or Columbus First Bank.
(c)    Subsidiaries.
(i) (A)    The only Subsidiary of CFB is Columbus First Bank, (B) CFB owns all of the issued and outstanding equity securities of Columbus First Bank, (C) no equity securities of Columbus First Bank are or may become required to be issued (other than to CFB) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which Columbus First Bank is or may be bound to sell or otherwise transfer any equity securities of Columbus First Bank (other than to CFB), (E) there are no contracts, commitments, understandings, or arrangements relating to CFB’s rights to vote or to dispose of Columbus First Bank’s equity securities, and (F) all of the equity securities of Columbus First Bank held by CFB are fully paid and nonassessable and are owned by CFB free and clear of any Liens.

(ii)    CFB and Columbus First Bank do not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than CFB’s ownership of Columbus First Bank.
(d)    Corporate Power. Each of CFB and Columbus First Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. CFB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of CFB’s shareholders (the “CFB Shareholder Adoption”) and applicable Regulatory Authorities, and Columbus First Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement, subject to certain required approvals of applicable Regulatory Authorities.
(e)    Corporate Authority; Authorized and Effective Agreement. Subject to the CFB Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CFB and the CFB Board prior to the Agreement Date. The Agreement to Merge, when executed by Columbus First Bank, shall have been approved by the board of directors of Columbus First Bank and by CFB, as the sole shareholder of Columbus First Bank. This Agreement is a valid and legally binding obligation of CFB, enforceable against CFB in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(f)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CFB or Columbus First Bank in connection with the execution, delivery or performance by CFB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and this Agreement and the Agreement to Merge, as applicable, with Regulatory Authorities and the receipt of their approval of the transactions contemplated by this Agreement; (B) the filing of the certificate of merger with the OSS pursuant to the OGCL; and (C) CFB Shareholder Adoption.
(ii)    As of the date hereof, CFB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(iii)    Subject to the consents and approvals noted in Section 5.03(f)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CFB or Columbus First Bank or to which CFB or Columbus First Bank or any of their respective properties are subject or bound; (B) constitute a breach or violation of, or a default under, the CFB Articles or the CFB Regulations; or (C) require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
(g)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    CFB has delivered or will deliver to LCNB (A) audited consolidated financial statements for each of the fiscal years ended December 31, 2016, 2015 and 2014, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such dates, including the footnotes thereto and the reports prepared with respect thereto by Crowe Horwath LLP, CFB’s independent registered public accounting firm; (B) unaudited consolidated financial statements for the interim period ended September 30, 2017 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income; and (C) unaudited monthly financial statements for each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, “CFB’s Financial Statements”). CFB’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of CFB as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim and monthly financial statements to normal year‑end adjustments and the absence of notes thereto. Except as set forth in CFB’s Financial Statements, CFB and Columbus First Bank have no material liabilities or obligations as of the date of such Financial Statements.
(ii)    Since September 30, 2017, CFB and Columbus First Bank have not incurred any material liability not disclosed in CFB’s Financial Statements.
(iii)    Since September 30, 2017, (A) CFB and Columbus First Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to CFB or Columbus First Bank.
(iv)    Management of CFB has established and maintains a system of internal accounting controls that it reasonably believes is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of CFB and Columbus First Bank; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of CFB and Columbus First Bank are being made only in accordance with authorizations of management and directors of CFB and Columbus First Bank; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of CFB and Columbus First Bank that could have a material effect on their financial statements. Management of CFB has evaluated the effectiveness of CFB’s and Columbus First Bank’s internal controls over financial reporting as of September 30, 2017 and, based on such evaluations, has Previously Disclosed to LCNB (Y) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which management of CFB believes are reasonably likely to adversely affect CFB’s ability to record, process, summarize and report financial information and (Z) any fraud, whether or not material, that involves management or other employees of CFB or Columbus First Bank. CFB has provided to LCNB access to all documentation related to CFB’s internal control over financial reporting. Since December 31, 2014, neither CFB, Columbus First Bank, nor any director, officer, employee, auditor, accountant or representative of CFB or Columbus First Bank has received or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CFB or Columbus First Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CFB or Columbus First Bank has engaged in questionable accounting or auditing practices.
(h)    Litigation. There is no suit, action or claim pending, or, to CFB’s Knowledge, proceeding, review or investigation pending, and, to CFB’s Knowledge, there has been no suit, action, claim, proceeding, review or investigation threatened in writing against CFB or Columbus First Bank or any of the current or former directors or executive officers of CFB or Columbus First Bank related to their capacities with CFB or Columbus First Bank (and CFB is not aware of any basis for any such suit, action, claim or proceeding, or to CFB’s Knowledge, investigation or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to CFB and Columbus First Bank, taken as a whole, or is reasonably likely to result in a material restriction on its or Columbus First Bank’s businesses or, after the Effective Time, the business of LCNB or any of its Affiliates, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement or decree imposed upon or entered into by CFB, Columbus First Bank or the assets of CFB or Columbus First Bank (or that, upon consummation of the Merger, would apply to LCNB or any of its Affiliates) that is or could reasonably be expected to be material to CFB or Columbus First Bank.
(i)    Regulatory Matters.
(i)    Neither CFB nor Columbus First Bank nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC and the ODFI) or the supervision or regulation of it or Columbus First Bank (collectively, the “Regulatory Authorities”); provided, however, that Regulatory Order shall not be deemed to include any of the foregoing that is subject to confidentiality restrictions of any Regulatory Authority prohibiting its disclosure to third parties under applicable law, rule or regulation.
(ii)    Neither CFB nor Columbus First Bank have been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission, other than any of the foregoing that is subject to regulatory restrictions prohibiting its disclosure to third parties under applicable law, rule or regulation.
(j)    Compliance with Laws. Each of CFB and Columbus First Bank: (i) is in compliance with all material, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto; (ii) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; (iii) all such material permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CFB’s Knowledge, no suspension or cancellation of any of them is threatened; and (iv) has not received any notification or communication from any Governmental Authority (A) asserting that CFB or Columbus First Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization, nor do any grounds for any of the foregoing exist.
(k)    CFB Material Contracts; Defaults.
(i)    Except as set forth in CFB’s Disclosure Schedule Section 5.03(k), neither CFB nor Columbus First Bank is a party to or is bound by any contract or agreement (whether written or verbal) of the following types, and no such contract or agreement is presently being negotiated or discussed:
(A)    any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $15,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months;
(B)    any contract relating to any direct or indirect indebtedness of CFB or Columbus First Bank for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of

$10,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months;
(C)    any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of CFB or Columbus First Bank;
(D)    any contract containing covenants limiting the freedom of CFB or Columbus First Bank to compete in any line of business or with any Person or in any area or territory;
(E)    any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)    any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of CFB’s or Columbus First Bank’s current or former directors, officers, employees or consultants;
(G)    any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(H)    any arrangement under which CFB or Columbus First Bank has advanced or loaned any amount to any of their respective directors, officers, employees, insiders or consultants, or any Associate or immediate family member of any of the foregoing (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(I)    any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
(J)    other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of CFB or Columbus First Bank;
(K)    any contract that requires the payment of royalties;
(L)    any contract pursuant to which CFB or Columbus First Bank has any obligation to share revenues or profits derived from CFB or Columbus First Bank with any other Person;
(M)    any contract between (i) CFB or Columbus First Bank, on the one hand, and any officer, director, employee or consultant of CFB or Columbus

First Bank, on the other hand; and (ii) CFB or Columbus First Bank, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of CFB or Columbus First Bank, on the other hand; and
(O)    any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $25,000 in the aggregate during any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.
(ii)    “CFB Material Contracts” shall mean those contracts on CFB’s Disclosure Schedule Section 5.03(k). True, complete and correct copies of all of the CFB Material Contracts have been made available to LCNB. All of the CFB Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to CFB or Columbus First Bank, as the case may be, and (B) to the Knowledge of CFB, as to the other parties to such CFB Material Contracts. Except as disclosed in CFB’s Disclosure Schedule, CFB or Columbus First Bank, as applicable, and to the Knowledge of CFB, each other party to the CFB Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the CFB Material Contracts. Neither CFB nor Columbus First Bank, and to the Knowledge of CFB, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the CFB Material Contracts, and neither CFB nor Columbus First Bank, and to the Knowledge of CFB, no other party, has received any notice that any of the CFB Material Contracts will be terminated or will not be renewed. Neither CFB nor Columbus First Bank have received from or given to any other Person any notice of default or other violation under any of the CFB Material Contracts, nor, to the Knowledge of CFB, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the CFB Material Contracts.
(l)    Brokerage and Finder’s Fees. Except for Boenning & Scattergood, Inc., neither CFB nor Columbus First Bank has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(m)    Employee Benefit Plans.
(i)    Section 5.03(m) of CFB’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of CFB or Columbus First Bank or any ERISA Affiliate

participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which CFB or Columbus First Bank or any ERISA Affiliate has any present or future liability (the “CFB Compensation and Benefit Plans”). Neither CFB nor Columbus First Bank nor any ERISA Affiliate has any commitment to create any additional CFB Compensation and Benefit Plan or to modify or change any existing CFB Compensation and Benefit Plan. No CFB Compensation and Benefit Plan holds any CFB Common Shares.
(ii)    To the Knowledge of CFB, each CFB Compensation and Benefit Plan has been operated and administered in all respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each CFB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either (A) received a favorable determination letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable determination letter or (B) has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of CFB, threatened legal action, suit or claim relating to any of the CFB Compensation and Benefit Plans. To the Knowledge of CFB, neither CFB nor Columbus First Bank nor any ERISA Affiliate has engaged in any transaction, or omitted to take any action, with respect to any CFB Compensation and Benefit Plan that would reasonably be expected to subject CFB or Columbus First Bank or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the knowledge of CFB, no event has occurred or circumstance exists that would result in a material increase in premium cost of a CFB Compensation and Benefit Plan that is insured, or a material increase in benefit cost of a CFB Compensation and Benefit Plan that is self-insured.
(iii)    None of the CFB Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by CFB or Columbus First Bank with respect to any terminated “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with CFB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of CFB, Columbus First Bank or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time. No notice of a “reportable event” (within the meaning of Section 4043 of ERISA) has been required to be filed for any CFB Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of CFB, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any CFB Compensation and Benefit Plan.
(iv)    All contributions required to be made under the terms of any CFB Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made or have been reflected on CFB’s Financial Statements.
(v)    Except as set forth in CFB’s Disclosure Schedule Section 5.03(m), (A) neither CFB nor Columbus First Bank has any obligation to provide retiree health and life insurance or other retiree death benefits under any CFB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, (B) each such CFB Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and (C) there has been no communication to Employees by CFB or Columbus First Bank that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(vi)    Neither CFB nor Columbus First Bank maintain any CFB Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.
(vii)    With respect to each CFB Compensation and Benefit Plan, if applicable, CFB has provided or made available to LCNB, true and complete copies of: (A) CFB Compensation and Benefit Plan documents and amendments thereto, including a written description of any CFB Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing; (B) trust instruments and insurance contracts, including renewal notices for any CFB Compensation and Benefit Plan; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code, including 401(k) and 401(m) tests; and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a CFB Compensation and Benefit Plan.
(viii)    The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any CFB Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any CFB Compensation and Benefit Plan.
(ix)    Neither CFB nor Columbus First Bank maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations promulgated thereunder.
(x)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of LCNB, CFB, the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of CFB on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(n)    Labor Matters. Neither CFB nor Columbus First Bank is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CFB or Columbus First Bank the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CFB or Columbus First Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving CFB or Columbus First Bank pending or, to CFB’s Knowledge, threatened, nor does CFB have Knowledge of any activity involving its or any of Columbus First Bank’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To their Knowledge, CFB and Columbus First Bank are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(o)    Takeover Laws. CFB has taken all action required to be taken by CFB in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”) and (ii) any applicable provisions of the CFB Articles, the CFB Regulations or the governing documents of Columbus First Bank.
(p)    Environmental Matters. Neither the conduct nor the operation of CFB or Columbus First Bank nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or, to their Knowledge, on which any of them holds a Lien, violates or violated any Environmental Law, and to CFB’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property while owned, leased, or operated by CFB or Columbus First Bank that is reasonably likely to result in material liability under any Environmental Law. Neither CFB nor Columbus First Bank has received any notice from any Person that CFB or any of Columbus First Bank or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in material violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility or potential responsibility for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.
(q)    Tax Matters. CFB and Columbus First Bank have (a) duly and timely filed all federal, state, local and foreign Tax Returns of every type and kind required to be filed by them as of the date hereof, and each Tax Return is true, complete and accurate in all material respects; (b) paid all material Taxes due and payable or claimed to be due and payable upon them or any of their income, properties or assets; (c) not requested an extension of time for any such payments (which extension is still in force); and (d) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of CFB or Columbus First Bank. Columbus First Bank has made available to LCNB true and correct copies of the United States federal income Tax Returns filed by CFB and Columbus First Bank for each of the three most recent fiscal years. Except for Taxes not yet due and payable, the reserve for Taxes on CFB’s Financial Statements is adequate to cover all of CFB’s and Columbus First Bank’s unpaid Tax liabilities (including, without limitation, income Taxes and franchise fees) with respect to any transactions consummated prior to September 30, 2017. Neither CFB nor Columbus First Bank has or will have, any liability for Taxes of any nature for or with respect to the operation of their business up to and including the Effective Date, except to the extent reflected on CFB’s Financial Statements or on financial statements of CFB or Columbus First Bank subsequent to such date and as set forth in its Disclosure Schedule. Neither CFB nor Columbus First Bank has received written notice that it is currently under audit by any Governmental Authority and, to the Knowledge of CFB, no such audit has been threatened and no Governmental Authority is currently asserting or is threating to asset against CFB or Columbus First Bank any deficiency or claim for additional Taxes. Except as set forth in its Disclosure Schedule, none of the federal, state, or local Tax Returns of CFB or Columbus First Bank has been audited by any Governmental Authority for Tax years ending on or subsequent to December 31, 2011. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement. CFB and Columbus First Bank have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected. No claim has ever been made by any Governmental Authority in a jurisdiction where CFB or Columbus First Bank do not file Tax Returns that CFB or Columbus First Bank is or may be subject to taxation by that jurisdiction, nor is there any factual basis for any such claim. Neither CFB or Columbus First Bank has been issued any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority. Except as set forth on CFB’s Disclosure Schedule, neither CFB nor Columbus First Bank (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) other than an affiliated group of which CFB is or was the common parent corporation (the “CFB Group”), or (C) has any liability for the Taxes of any person (other than members of the CFB Group) as a transferee or successor, by contract, or otherwise. None of the assets of CFB or Columbus First Bank are “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code and neither CFB nor Columbus First Bank is a party to a “long-term contract” within the meaning of Section 460 of the Code.

(r)    Risk Management Instruments. Neither CFB nor Columbus First Bank is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
(s)    Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed in CFB’s minute books, the books of account, minute books, stock record books, and other records of CFB and Columbus First Bank, all of which have been made available to LCNB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of CFB and Columbus First Bank. The minute books of CFB and Columbus First Bank contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders of CFB, the CFB Board and the board of directors of Columbus First Bank, and the committees of the CFB Board and the board of directors of Columbus First Bank, and no meeting of any such shareholders, CFB Board and board of directors of Columbus First Bank, or committee thereof has been held for which minutes have been prepared and are not contained in such minute books.
(t)    Insurance. CFB’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by CFB or Columbus First Bank. CFB and Columbus First Bank are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. (i) All such insurance policies are in full force and effect, (ii) CFB and Columbus First Bank are not in material default thereunder, and (iii) all claims thereunder have been filed in due and timely fashion.
(u)    Title to Real Property and Assets.
(i)    CFB’s Disclosure Schedule lists and describes the only lease of real property held by CFB or Columbus First Bank (the “Lease”). Columbus First Bank has valid leasehold interest in the Lease in accordance with and subject to the terms and conditions of the Lease and any covenant, right of use, license agreement, or other operating right or similar right of use, free and clear of all Liens except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, encroachments, restrictions, or Liens, if any, which would result in a Material Adverse Effect, (iv) dispositions and Liens in the ordinary course of business, and (v) any matters which would be shown by a current commitment for title insurance and/or a current ALTA/NSPS Land Title Survey (collectively, the “Permitted Liens”).

(ii)    The Lease is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. Other than as Previously Disclosed, there is no default under the Lease by CFB or Columbus First Bank, or to CFB’s Knowledge, to the other party under the Lease which with notice or lapse of time, or both, would constitute a default. Except as set forth in CFB’s Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in a breach or default under the Lease. Neither CFB nor Columbus First Bank has received written notice that the landlord under the Lease would refuse to renew the Lease upon expiration of the period thereof in accordance with the terms and conditions of the Lease.
(iii)    CFB’s Disclosure Schedule lists and describes all real property owned in fee by CFB or Columbus First Bank (collectively, the “Fee Property”). CFB and Columbus First Bank hold good and marketable title to the Fee Property, subject only to the Permitted Liens.
(iv)    CFB and/or Columbus First Bank have good title to the personal property and assets reflected on CFB’s Financial Statements as being owned by CFB as of September 30, 2017, subject to the Permitted Liens, as applicable to such personal property.

(v)    All leases pursuant to which CFB or Columbus First Bank, as lessee, leases personal property (except for leases that have expired by their terms or that CFB or Columbus First Bank have agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to CFB’s Knowledge, the lessor.
(v)    Loans; Certain Transactions. As of the date hereof:

(i)    All loans owned by Columbus First Bank, or in which Columbus First Bank has an interest, have been made or acquired in accordance with currently effective policies and procedures approved by the board of directors of Columbus First Bank and comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations promulgated thereunder;

(ii)    All loans owned by Columbus First Bank, or in which Columbus First Bank has an interest, have been made in good faith; are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; and are the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. Columbus First Bank holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, and, to the Knowledge of CFB, were subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in the title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Columbus First Bank are with full recourse to the borrowers (except as set forth in CFB’s Disclosure Schedule) subject to limitations imposed by applicable laws, and neither

CFB nor Columbus First Bank have taken action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies available pursuant to the applicable loan documents against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth in CFB’s Disclosure Schedule, all loans purchased or originated by Columbus First Bank and subsequently sold by Columbus First Bank have been sold without recourse to CFB and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of September 30, 2017 prepared by Columbus First Bank, which reports include all loans delinquent or otherwise in default, have been furnished to LCNB. True, correct and complete copies of the currently effective lending policies and practices of Columbus First Bank also have been furnished to LCNB.
(iii)    Except as set forth in CFB’s Disclosure Schedule each outstanding loan participation sold by Columbus First Bank was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including CFB) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to CFB for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Columbus First Bank has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.
(iv)    Columbus First Bank has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it, if applicable.
(v)    CFB’s Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by 12 C.F.R. § 337.3 and 12 C.F.R. Part 215 and have been made in compliance therewith.
(w)    Allowance for Loan Losses. Except as set forth in CFB’s Disclosure Schedule Section 5.03(w), there is no loan which was made by Columbus First Bank and which is reflected as an asset of CFB or Columbus First Bank on CFB’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of CFB or Columbus First Bank as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on CFB’s Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to CFB and Columbus First Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries as determined by the management of CFB and Columbus First Bank. Neither CFB nor Columbus First Bank has been notified by the FDIC, or CFB’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Columbus First Bank in establishing its reserves for the periods reflected in CFB’s Financial Statements, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC or CFB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Columbus First Bank.
(x)    Repurchase Agreements. With respect to all agreements pursuant to which CFB or Columbus First Bank has purchased securities subject to an agreement to resell, if any, CFB or Columbus First Bank, as the case may be, has a valid, perfected first Lien on or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(y)    Investment Portfolio. All investment securities held by CFB or Columbus First Bank, as reflected in CFB’s Financial Statements, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by the Regulatory Authorities. CFB or Columbus First Bank, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in CFB’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of CFB or Columbus First Bank.

(z)    Deposit Insurance. The deposit accounts of Columbus First Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Columbus First Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Columbus First Bank, and Columbus First Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Columbus First Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither CFB nor Columbus First Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Columbus First Bank.

(aa)    Bank Secrecy Act, Anti-Money Laundering, OFAC and Customer Information. CFB is not aware of, has not been advised in writing of, and has no Knowledge that any facts or circumstances exist which would cause CFB or Columbus First Bank to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. CFB has no Knowledge of any facts or circumstances that would cause CFB to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause CFB or Columbus First Bank to undertake any material remedial action. The CFB Board or, where appropriate, the board of directors of Columbus First Bank, has adopted and implemented an anti-money laundering program that, to their Knowledge, contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program, to their Knowledge, meets the requirements of the Patriot Act and the regulations thereunder, and to the Knowledge of CFB and Columbus First Bank, each have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations promulgated thereunder.
(bb)    CRA Compliance. Neither CFB nor Columbus First Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and Columbus First Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither CFB nor Columbus First Bank has Knowledge of any fact or circumstance or set of facts or circumstances which could cause CFB or Columbus First Bank to receive notice of non-compliance with such provisions or cause the CRA rating of Columbus First Bank to fall below satisfactory.
(cc)    Related Party Transactions. Except for loans or other extensions of credit set forth in Section 5.03(v) of CFB’s Disclosure Schedule, neither CFB nor Columbus First Bank has entered into any transaction with any Affiliate of CFB or Columbus First Bank or any current director or executive officer of CFB or Columbus First Bank (the “Related Parties”). None of the Related Parties (i) owns directly or indirectly through a separate entity, any interest in (except not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of CFB or Columbus First Bank; (ii) owns, directly or indirectly through a separate entity, in whole or in part, any tangible or intangible property that CFB or Columbus First Bank uses or the use of which is necessary for conduct of their respective business; (iii) has brought any action against, or owes any amount to, CFB or Columbus First Bank; or (iv) on behalf of CFB or Columbus First Bank, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of CFB or Columbus First Bank is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.03(cc) of CFB’s Disclosure Schedule contains a complete list of all contracts between CFB, Columbus First Bank and any Related Party (the “Related Party Agreements”) entered into on or prior to the Agreement Date or contemplated under this Agreement to be entered into before Closing (other than those contracts entered into after the Agreement Date for which LCNB has given its prior written consent). Columbus First Bank is not party to any transaction with any Related Party on other than arms’-length terms.
(dd)    Prohibited Payments. CFB and Columbus First Bank have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of CFB or Columbus First Bank for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of CFB or Columbus First Bank, which CFB or Columbus First Bank knows, or has reason to believe, has been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.
(ee)    Fairness Opinion. The CFB Board has received the written opinion of Boenning & Scattergood, Inc. to the effect that, as of the Agreement Date, the Per Share Consideration to be received by the holders of CFB Shares in the Merger is fair to the holders of CFB Shares from a financial point of view.
(ff)    Absence of Undisclosed Liabilities. Neither CFB nor Columbus First Bank has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on CFB and Columbus First Bank on a consolidated basis, except as disclosed in CFB’s Financial Statements.
(gg)    Material Adverse Effect. CFB and Columbus First Bank have not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since September 30, 2017, that has had or could reasonably be expected to have a Material Adverse Effect on CFB or Columbus First Bank.
(hh)    Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
5.04    Representations and Warranties of LCNB. Subject to Section 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, LCNB hereby represents and warrants to CFB that the following are true and correct:
(a)    Organization, Standing and Authority.
(i)    LCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. LCNB is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. LCNB is registered as a financial holding company under the BHCA.
(ii)    LCNB Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. LCNB Bank has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b)    Capital Structure of LCNB. As of December 15, 2017, the authorized capital stock of LCNB consists of 19,000,000 LCNB Common Shares, of which 10,019,186 shares are outstanding and 1,000,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding LCNB Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the Agreement Date, LCNB has reserved 429,935 LCNB Common Shares for issuance under the LCNB Equity Plan. As of the Agreement Date, 753,627 LCNB Common Shares are held in treasury by LCNB.
(c)    Subsidiaries.
(i)(A) Section 5.04(c) of LCNB’s Disclosure Schedule contains a list of LCNB’s Subsidiaries; (B) LCNB owns all of the issued and outstanding equity securities of its Subsidiaries; (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to LCNB) by reason of any Right or otherwise; (D) there are no contracts, commitments, understandings or arrangements by which any of LCNB’s Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of such Subsidiaries (other than to LCNB); (E) there are no contracts, commitments, understandings, or arrangements relating to LCNB’s rights to vote or to dispose of such securities; and (F) all of the equity securities of the Subsidiaries held by LCNB are fully paid and nonassessable and are owned by LCNB free and clear of any Liens.
(ii)    Except as Previously Disclosed, LCNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.
(d)    Ownership of CFB Common Shares. As of the Agreement Date, LCNB and its Subsidiaries do not beneficially own any of the outstanding CFB Common Shares.
(e)    Corporate Power. Each of LCNB and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by LCNB’s shareholders (the “LCNB Shareholder Adoption”) and applicable Regulatory Authorities, LCNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.
(f)    Corporate Authority; Authorized and Effective Agreement. Subject to the LCNB Shareholder Adoption, this Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of LCNB and the LCNB Board prior to the Agreement Date. The Agreement to Merge, when executed by LCNB Bank, shall have been approved by the board of directors of LCNB Bank and by LCNB as the sole shareholder of LCNB Bank. This Agreement is a valid and legally binding agreement of LCNB, enforceable against LCNB in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(g)    SEC Reports.
(i)    LCNB has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.
(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by LCNB pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “LCNB’s SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any LCNB’s SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) shall be deemed to modify information as of an earlier date. As of their respective dates, all LCNB’s SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
(h)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    The financial statements of LCNB and its Subsidiaries included (or incorporated by reference) in LCNB’s SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of LCNB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of LCNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of LCNB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed LCNB that it intends to resign) or been dismissed as independent public accountants of LCNB as a result of or in connection with any disagreements with

LCNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither LCNB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of LCNB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2016 or (C) in connection with this Agreement and the transactions contemplated hereby.
(iii)    Since September 30, 2017, (A) LCNB and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to LCNB or any of its Subsidiaries.
(iv)    LCNB and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by LCNB in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to LCNB’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of LCNB required under the Exchange Act with respect to such reports. LCNB has disclosed, based on its most recent evaluation prior to the date of this Agreement, to LCNB’s outside auditors and the audit committee of the LCNB Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect LCNB’s ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in LCNB’s internal controls over financial reporting. Since December 31, 2016, neither LCNB, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of LCNB or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LCNB or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LCNB or its Subsidiaries has engaged in questionable accounting or auditing practices.
(i)    Agreements with Regulatory Authorities. Neither LCNB nor LCNB Bank is subject to any Regulatory Order that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, or could cause or result in any delay or denial of applications required in conjunction with the Merger or, to the Knowledge of LCNB, result in any adverse conditions being placed on any approval thereof, nor has LCNB or

LCNB Bank been advised in writing by any Regulatory Authority that it is considering issuing or requesting any such Regulatory Order.
(j)    Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on LCNB, no litigation, claim or other proceeding before any court or governmental agency is pending against LCNB or LCNB Bank, and, to LCNB’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against LCNB.
(k)    Compliance with Laws. To the Knowledge of each of LCNB and its Subsidiaries, each: (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; (iii) all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to LCNB’s Knowledge, no suspension or cancellation of any of them is threatened; and (iv) has not received any notification or communication from any Governmental Authority (A) asserting that LCNB or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization, nor do any grounds for any of the foregoing exist.
(l)    Deposit Insurance. The deposit accounts of LCNB Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and LCNB Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of LCNB Bank, and LCNB Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of LCNB Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither LCNB nor LCNB Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of LCNB Bank.

(m)    Absence of Undisclosed Liabilities. Neither LCNB nor its Subsidiaries has any liability, whether accrued, absolute, contingent or otherwise that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on LCNB and LCNB Bank on a consolidated basis, except as disclosed in the SEC Reports.
(n)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by LCNB or any of its Subsidiaries in connection with the execution, delivery or performance by LCNB of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, this Agreement and the Agreement to Merge, as applicable, with the federal and state banking authorities and the receipt of their approval of the transactions contemplated by this Agreement; (B) the filing of the certificate of merger with the OSS pursuant to the OGCL; (C) the filing with the SEC and declaration of effectiveness of the Registration Statement; (D) LCNB Shareholder Adoption; and (E) approval of the listing of the LCNB Common Shares on The NASDAQ Capital Market®. As of the date hereof, LCNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Subject to the approvals set forth in Section 7.01(b) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of LCNB or of any of its Subsidiaries or to which LCNB or any of its Subsidiaries or properties is subject or bound; (B) constitute a breach or violation of, or a default under, the LCNB Articles or LCNB Regulations; or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
(o)    Brokerage and Finder’s Fees. Except for ProBank Austin, neither LCNB nor its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(p)    LCNB Common Shares Matters. There are a sufficient number of authorized but unissued LCNB Common Shares to satisfy LCNB’s obligation to issue LCNB Common Shares under this Agreement. The LCNB Common Shares to be issued in the Merger have been duly authorized and, when issued in the Merger, will be (i) validly issued, fully paid and non-assessable, (ii) registered under the Securities Act pursuant to the Registration Statement, and (iii) listed for trading on the NASDAQ Capital Market.
(q)    Takeover Laws. LCNB has taken all action required to be taken by LCNB in order to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement, and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws; and (ii) any applicable provisions of the LCNB Articles, the LCNB Regulations and/or the governing documents of LCNB Bank.
(r)    LCNB Information. The information provided in writing by LCNB relating to LCNB and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable.
(s)    Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed in LCNB’s minute books, (i) the books of account, minute books, stock record books, and other records of LCNB and its Subsidiaries, all of which have been made available to CFB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of LCNB and its Subsidiaries, and (ii) the minute books of LCNB and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders of LCNB, the LCNB Board and the board of directors of all of its Subsidiaries, and the committees of the LCNB Board and the board of directors of LCNB Bank, and no meeting of any such shareholders, LCNB Board and board of directors of LCNB Bank, or committee thereof has been held for which minutes have been prepared and are not contained in such minute books.

(t)    Tax Matters.

(i)(A)    All Tax Returns that were or are required to be filed by or with respect to LCNB and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all respects; (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in Section 5.04(t)(i)(A)) have been paid in full; and (C) no unexpired waivers of statutes of limitation have been given with respect to any Taxes of LCNB or its Subsidiaries. Neither LCNB nor its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements of LCNB and its Subsidiaries included (or incorporated by reference) in LCNB’s SEC Reports, or that have arisen in the ordinary and usual course of business since September 30, 2017. The accruals and reserves for Taxes reflected in such financial statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of LCNB or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii)    No audit or administrative or judicial proceedings of any Governmental Authority related to Taxes are pending or being conducted with respect to ASB or its Subsidiaries and no such audit or other proceeding has been, to LCNB’s Knowledge, threatened in writing. To LCNB’s Knowledge, no Governmental Authority has asserted or has threatened in writing to assert, against LCNB or its Subsidiaries any deficiency or claim for additional Taxes.

(u)    Fairness Opinion. The LCNB Board has received the written opinion of ProBank Austin, as of the date hereof, as to the fairness from a financial point of view to LCNB of the Merger Consideration to be paid by the LCNB in the Merger.

(v)    Loans; Certain Transactions. As of the Agreement Date, all loans owned by LCNB Bank, or in which LCNB Bank has an interest, have been made or acquired in accordance with currently effective policies and procedures approved by the board of directors of LCNB Bank and to the Knowledge of LCNB Bank comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations promulgated thereunder.

(w)    Allowance for Loan Losses. The allowance for loan losses reflected on the financial statements of LCNB and its Subsidiaries included (or incorporated by reference) in LCNB’s SEC Reports (including the related notes, where applicable) was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to LCNB and LCNB Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries as determined by the management of LCNB and LCNB Bank. Neither LCNB nor LCNB Bank has been notified by the FDIC, or LCNB’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of LCNB Bank in establishing its reserves for the periods reflected in such financial statements, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC or LCNB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of LCNB Bank.

ARTICLE VI
Covenants

6.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of CFB, Columbus First Bank, LCNB, and LCNB Bank shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit the consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby. Each party shall cooperate fully with the other party hereto to that end.
6.02    Shareholder Approvals. Each of LCNB and CFB shall take, in accordance with applicable law and their respective organizational documents, all actions necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the LCNB and CFB shareholders for consummation of the Parent Merger (including any adjournment or postponement, as applicable, the “CFB Meeting” and “LCNB Meeting”). The CFB Board shall inform the shareholders of CFB in the Joint Proxy Statement/Prospectus that all CFB directors executed the Voting Agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing their intent to vote all CFB Shares which they own of record in favor of approving this Agreement and any other necessary documents or actions. All CFB directors will, in accordance with the Voting Agreement, recommend approval of this Agreement to the other shareholders of CFB, subject only to such director’s fiduciary obligations, and will use their best efforts to obtain the necessary approvals by the CFB shareholders of this Agreement and the transactions contemplated hereby.
6.03     Registration Statement; Joint Proxy Statement/Prospectus.
(a)    LCNB will prepare and file the Registration Statement with the SEC to register a sufficient number of shares of LCNB Shares which the shareholders of CFB will receive pursuant to Section 3.01 at the Effective Time at no additional cost or expense to CFB or Columbus First Bank. LCNB will use its best efforts to cause such Registration Statement to become effective. LCNB and CFB agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in (i) the Registration Statement, including the joint proxy statement and prospectus (the “Joint Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the LCNB and CFB shareholders and at the times of the LCNB Meeting and CFB Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus shall be subject to the approval of CFB prior to filing.
(b)    LCNB and CFB each agree to use commercially reasonable best efforts and to cooperate with the other party in all reasonable respects to prepare the Joint Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to the CFB shareholders.
(c)    If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.
6.04    Press Releases. Upon the Agreement Date, LCNB and CFB shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of LCNB and CFB. Neither LCNB nor CFB will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.
6.05    Access; Information.
(a)    CFB shall afford, upon reasonable notice and subject to applicable laws and regulations relating to the exchange of information, LCNB and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and such other information as LCNB may reasonably request and, during such period,

CFB (i) shall promptly furnish to LCNB a copy of each material report, schedule and other document filed by it or Columbus First Bank pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of CFB and Columbus First Bank as LCNB may reasonably request. CFB shall invite two Representatives of LCNB, as selected by LCNB from time to time, to attend, solely as observers, all meetings of the CFB Board and the Columbus First Bank board of directors (and all committees of such boards) after the Agreement Date; provided, however, that in no event shall such LCNB Representatives be invited to or permitted to attend any executive session of CFB’s or Columbus First Bank’s boards or any meeting, or portion of a meeting, at which CFB reasonably determines that such attendance is inconsistent with the fiduciary obligations, regulatory guidance of the applicable Governmental Authorities or confidentiality requirements of the CFB Board or Columbus First Bank board, as applicable; provided, further, that no such Representative shall be permitted to be in attendance for any portion of a meeting to the extent confidential supervisory information of any Regulatory Authority is discussed or shared.
(b)    Neither CFB nor LCNB will, nor shall either parties’ Representatives, use any information obtained pursuant to this Section 6.05, as well as any other information obtained prior to the Agreement Date in connection with the entering into of this Agreement, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All such information will be subject to the confidentiality provisions of Section 6.16.
(c)    In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(d)    During the period from the Agreement Date to the Effective Time, CFB shall deliver to LCNB (i) the monthly and quarterly unaudited consolidated financial statements of CFB prepared for its internal use and (ii) the report of condition and income of Columbus First Bank and its Subsidiaries for each quarterly period completed prior to the Effective Date, promptly as the same shall become available.
6.06    Acquisition Proposals. CFB shall not, and shall cause Columbus First Bank and its respective Representatives, not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any Person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of CFB or Columbus First Bank to take any such action, and CFB shall use its reasonable best efforts to cause the Representatives of CFB not to take any such action, and CFB shall promptly notify LCNB if any such inquiries or proposals are made regarding a Competing Proposal, and CFB shall keep

LCNB informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to CFB Shareholder Adoption, nothing contained in this Section shall prohibit CFB from, in connection with a Superior Competing Transaction, furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to acquire CFB and/or Columbus First Bank pursuant to a merger, consolidation, share exchange, business combination or other similar transaction if, and only to the extent that, (A) the CFB Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is reasonably required for the CFB Board to comply with its fiduciary duties to shareholders imposed by OGCL, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, CFB provides written notice to LCNB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to such Person, CFB receives from such Person an executed confidentiality agreement with terms no less favorable to CFB than those governing confidentiality between LCNB and CFB, and (D) CFB keeps LCNB informed, on a current basis, of the status and details of any such discussions or negotiations.
6.07    Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by the Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from, or if necessary, challenge the validity or applicability of, the Takeover Laws, as now or hereafter in effect.
6.08    Certain Policies. Before the Effective Time, CFB shall, upon the request of LCNB, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of LCNB and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that CFB shall not be obligated to take any such action pursuant to this Section 6.08 unless and until LCNB (A) acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)), (B) certifies to CFB that LCNB’s representations and warranties, subject to Section 5.01, are true and correct as of such date, and (C) certifies to CFB that LCNB is otherwise in material compliance with this Agreement; provided further, however, that CFB shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be inconsistent with GAAP or the fiduciary obligations of the CFB or Columbus First Bank boards of directors or inconsistent with the safe and sound operation of CFB or Columbus First Bank . CFB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09    Regulatory Applications.
(a)    LCNB and CFB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow, within 30 days of this Agreement, LCNB to prepare, submit and file all applications and/or requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. LCNB agrees that it will consult with CFB with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep CFB apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. CFB shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, neither CFB nor Columbus First Bank shall have any right to review or inspect any proprietary information submitted by LCNB to any Regulatory Authority with a request for confidential treatment, including, but not limited to, any business plan and/or financial data or analysis prepared by LCNB in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.
(b)    CFB agrees, upon request, to furnish LCNB with all information concerning itself, Columbus First Bank, and each of their respective directors, officers, shareholders, employees and such other matters as may be reasonably necessary, and/or required in connection with any filing, notice or application made by or on behalf of LCNB or any of its Subsidiaries to any Regulatory Authority.
6.10    Employment Matters; Employee Benefits.
(a)    General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give any CFB or Columbus First Bank employees any rights other than as employees at will under applicable law, and CFB and Columbus First Bank employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of CFB or Columbus First Bank who become employees of LCNB as a result of the Merger shall participate in either CFB’s CFB Compensation and Benefit Plans (for so long as LCNB determines necessary or appropriate) or in the employee benefit plans sponsored by LCNB for LCNB’s employees. LCNB shall take all commercially reasonable steps necessary or appropriate: (i) to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any LCNB Compensation and Benefit Plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous CFB Compensation and Benefit Plan, (ii) to the extent that CFB or Columbus First Bank employees and their eligible dependents participant in LCNB’s group health plan effective as of a date other than the first day of a plan year, to credit such employees and dependents for any co-payments or co-insurance and deductibles paid prior to the date of such benefit transition under the CFB group health plan (to the same extent that such credit was given under such CFB group health plan) in satisfying any applicable deductible, co-payment, co-insurance or maximum out-of-pocket requirements under the LCNB group health plan, and (iii) to recognize all service of such employees with CFB or Columbus First Bank for purposes of participation and vesting in any LCNB Compensation and Benefit Plan.
(b)    Employee Severance. Subject to any applicable regulatory restrictions:
(i)    LCNB shall pay to each employee of CFB or Columbus First Bank who (A) is not subject to an existing contract providing for severance, retention bonus and/or a change in control payment, (B) is an employee of CFB or Columbus First Bank immediately before the Effective Time, (C) has been an employee of CFB or Columbus First Bank for at least one year prior to the Effective Time, and (D) is not offered continued employment in a similar position by LCNB or any of its Subsidiaries for at least one year after the Effective Time, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with CFB or Columbus First Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 30 days following the termination of such employee, provided that such employee has not been terminated for cause.
(ii)    In exchange for the severance pay described in Subsection (i), terminated employees will be required to execute a final and binding general release in which such employee releases and waives any and all claims the employee may have against LCNB and its Affiliates.
(c)    CFB 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of either the CFB Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the CFB Board shall adopt, or cause to be adopted, a resolution approving the termination of its and/or the applicable Columbus First Bank’s 401(k) Plan (the “CFB 401(k) Plan”) effective as of a date immediately preceding the Effective Date. In addition, the CF Board shall approve the adoption of any amendments to the CFB 401(k) Plan sufficient to terminate the CFB 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash. Following the Effective Date, LCNB, as the successor in interest to CFB, shall begin the process of requesting from the IRS a determination that the termination of the CFB 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and distributing benefits under the CFB 401(k) Plan to plan participants. LCNB agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the CFB 401(k) Plan to the LCNB 401(k) plan for employees of CFB and Columbus First Bank who continue as employees of LCNB and its Subsidiaries after the Effective Time, subject to the provisions of the LCNB 401(k) plan. LCNB agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits (including loans) from the CFB 401(k) Plan to the LCNB 401(k) Plan for employees of CFB and Columbus First Bank who continue as employees of LCNB and its Subsidiaries after the Effective Time, if elected by any such individuals.

6.11    Notification of Certain Matters. Each party shall give prompt notice to the other of any fact, event or circumstance known to the disclosing party that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to the disclosing party or any of its Subsidiaries, (ii) would cause or constitute a material breach of any of the disclosing party’s representations, warranties, covenants or agreements contained herein, or (iii) is necessary to provide material updates or corrections to disclosures set forth in the party’s Disclosure Schedule or to information provided pursuant to a specific requirement of this Agreement.
6.12    No Breaches of Representations and Warranties. Between the Agreement Date and the Effective Time, without the written consent of LCNB, CFB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V to become untrue or incorrect in any material respect.
6.13    Consents. CFB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.
6.14    Insurance Coverage. CFB shall cause the policies of insurance listed in CFB’s Disclosure Schedule to remain in effect between the Agreement Date and the Effective Date.
6.15    Correction of Information. CFB shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete at all times, and shall include all facts necessary to make such information correct and complete at all times.
6.16    Confidentiality. Except for the use of information in connection with the Joint Proxy Statement/Prospectus described in Section 6.03 and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of CFB and LCNB pursuant to the terms of this Agreement (i) shall be kept in strictest confidence, (ii) shall not be disclosed directly or indirectly except when, after and to the extent such Information (A) is or becomes generally available to the public other than through the failure of CFB or LCNB to fulfill its obligations hereunder, (B) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (C) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, and (iii) not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of each party, this Section 6.16 shall not apply to Information included in the Joint Proxy Statement/Prospectus to be sent to the shareholders of each party under Section 6.03. In the event the transactions contemplated by this Agreement are not consummated, CFB and LCNB agree to promptly return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other and promptly destroy all electronic copies of such Information, provided no litigation preservation obligation exists and prevents destruction. In that case, Information shall be preserved until the preservation obligation ceases.

6.17    Regulatory Matters. LCNB, CFB and each of their Subsidiaries shall cooperate, and each of them agrees to use its reasonable best efforts, to remediate to the satisfaction of such Regulatory Authority (i) any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by LCNB, CFB or Columbus First Bank with any Regulatory Authority; (ii) any commitment letter, board resolution or similar submission by LCNB, CFB or Columbus First Bank to any Regulatory Authority; or (iii) any supervisory letter from any Regulatory Authority to LCNB, CFB or Columbus First Bank.
6.18    Indemnification.
(a)    LCNB shall indemnify each Person who served as a director or officer of CFB before the Effective Time, to the fullest extent provided by the OGCL, CFB Articles and the CFB Regulations, from and against all expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of CFB; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.
(b)    Before the Effective Time, LCNB shall purchase a policy of directors’ and officers’ and company liability insurance (the “D&O Policy”) to be effective for a period of six years following the Effective Date, on terms no less advantageous than those contained in CFB’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the D&O Policy shall not exceed 150% of the annual premium currently paid by CFB for similar insurance coverage; provided, further, that if a D&O Policy for a period of six years on terms no less advantageous than those contained in CFB’s existing policy cannot be obtained at a premium not in excess of 150% of CFB’s current annual premium, then LCNB shall purchase a D&O Policy for a shorter period of years and/or on such lesser terms as directed in writing by CFB.
6.19    Environmental Assessments. CFB hereby agrees to permit LCNB to engage, in LCNB’s discretion and at LCNB’s expense, a qualified consultant, mutually agreeable to CFB and LCNB, to conduct a Phase I of each parcel of real estate owned by CFB or Columbus First Bank, including real estate acquired by Columbus First Bank or its Subsidiaries upon foreclosure. LCNB shall perform a Phase I pursuant to this Section 6.19 at mutually agreeable times and in a manner so as to minimize any disruption of CFB and Columbus First Bank’s business operations, but in any event shall complete any such Phase I within 60 days of the Agreement Date or 30 days after Columbus First Bank takes title to any new real estate after the Agreement Date. Further, LCNB shall maintain or cause to be maintained commercially reasonable amounts of insurance in connection with any Phase I conducted pursuant to this Section 6.19 and any access to properties hereunder shall be at the sole risk of LCNB and, in connection therewith, LCNB agrees to indemnify and hold harmless CFB and Columbus First Bank with respect to any damages or losses resulting from or arising out of such access. A full and complete copy of all Phase I reports prepared under this Section 6.19 shall be provide to CFB within five (5) days of receipt thereof by LCNB.
6.20    Advisory Board. At the Effective Time and for a period of one year thereafter, LCNB shall establish and maintain an advisory board to be comprised of all of the directors of CFB at the Effective Time who desire to participate on such advisory board, except that the two CFB directors elected to the LCNB Board pursuant to Section 6.24 shall not serve on the advisory board. The advisory board shall meet quarterly during such one year period for the purpose of advising LCNB on client relations and post-acquisition transition matters. The compensation of the members of the advisory board shall be $750.00 per member per meeting.
6.21    NASDAQ Listing. LCNB shall cause the LCNB Common Shares to be issued in the Merger to be approved for listing on The NASDAQ Capital Market® as of the Effective Time.
6.22    Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Parent Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.23    Tax Representation Letters. In connection with Dinsmore & Shohl LLP’s (“Dinsmore”) delivery of an opinion pursuant to Section 7.03(d) of this Agreement, the officers of LCNB and CFB shall execute and deliver to Dinsmore, as tax counsel to LCNB, “Tax Representation Letters” substantially in the form requested and at such time or times as may be reasonably requested by Dinsmore, including at the time the Registration Statement is declared effective by the SEC and at the Effective Time.

6.24    Board Seats. At or promptly following the Effective Time, LCNB shall take all action necessary to elect two members of the CFB Board to the boards of LCNB and LCNB Bank, one of whom shall be William G. Huddle as a Class III director, and the other of whom shall be chosen by the LCNB Board after consultation with CFB and shall serve as a Class II director.

ARTICLE VII
Conditions to Consummation of the Merger; Closing

7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of LCNB and CFB to consummate the Merger is subject to the fulfillment or written waiver by LCNB and CFB prior to the Effective Time of each of the following conditions:
(a)    Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of CFB and LCNB.
(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the LCNB Board reasonably determines would, either before or after the Effective Time, have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the LCNB Board reasonably determines would, either before or after the Effective Time, be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to CFB and/or Columbus First Bank, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)    Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.
(e)    D&O Policy. LCNB shall have procured the D&O Policy in accordance with Section 6.18(b).
(f)    Tax Opinion. LCNB and CFB shall have received an opinion from Dinsmore & Shohl LLP, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Parent Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Dinsmore & Shohl LLP may require and rely upon representations contained in the Tax Representation Letters.
7.02    Conditions to Obligation of CFB. The obligation of CFB to consummate the Merger is also subject to the fulfillment or written waiver by CFB prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of LCNB set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such date), and CFB have received a certificate, dated the Effective Date, signed on behalf of LCNB, by the chief executive officer of LCNB to such effect.
(b)    Performance of Obligations of LCNB. LCNB shall have performed in all material respects all obligations required to be performed by LCNB under this Agreement at or prior to the Effective Time, and CFB shall have received a certificate, dated as of the Effective Date, signed on behalf of LCNB by the chief executive officer of LCNB to such effect.
(c)    Listing of LCNB Common Shares. The LCNB Common Shares to be issued in the Merger shall have been authorized for listing on The NASDAQ Capital Market®.
(d)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on LCNB.
7.03    Conditions to Obligation of LCNB. The obligation of LCNB to consummate the Merger is also subject to the fulfillment or written waiver by LCNB prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of CFB set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such date) and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of CFB, by the chief executive officer of CFB to such effect.
(b)    Performance of Obligations of CFB. CFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and LCNB shall have received a certificate, dated as of the Effective Date, signed on behalf of CFB by the chief executive officer of CFB to such effect.
(c)    Consents. CFB shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in LCNB reasonable estimate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.
(d)    FIRPTA Certification. LCNB shall have received a statement executed on behalf of CFB, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) and complying with Treasury Regulations Section 1.897-2(h) in a form reasonably acceptable to LCNB certifying that the CFB Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.
(e)    Dissenting Shares. The holders of not more than 10% of the outstanding CFB Common Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.
(f)    Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to the Lease or the Fee Property, including any real property acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be satisfactory to LCNB or (ii) any material violation or potential material violation of the representations and warranties contained in Section 5.03(p) disclosed in any Phase I report shall have been remedied by CFB or Columbus First Bank to the reasonable satisfaction of LCNB.
(g)    No Material Adverse Effect. From the Agreement Date, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on CFB, Columbus First Bank or its Subsidiaries.
7.04    Closing. Subject to the provisions of Article VII, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Cincinnati, Ohio, or such other place as the parties may mutually agree, on the Effective Date.

ARTICLE VIII
Termination

8.01    Termination. This Agreement may be terminated, and the Merger may be abandoned:
(a)    At any time prior to the Effective Time, by the mutual written consent of LCNB and CFB, if the board of directors of each so determines by vote of a majority of the members of its board.
(b)    At any time prior to the Effective Time, by LCNB or CFB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event of either (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; provided, however, that such breach (whether under subsection (i) or (ii)) would be reasonably likely, individually or in the aggregate with all other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.
(c)    At any time prior to the Effective Time, by LCNB or CFB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event that the Parent Merger is not consummated by August 31, 2018, except to the extent that the failure of the Parent Merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
(d)    By LCNB or CFB upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied or (ii) the CFB or LCNB shareholders fail to adopt this Agreement and approve the Merger at the CFB Meeting or LCNB Meeting.
(e)    By either LCNB or CFB, if CFB has complied with Section 6.06, and CFB has given written notice to LCNB that CFB desires to enter into a Superior Competing Transaction subject to termination of this Agreement in accordance with its terms, or that the CFB Board has determined to change its recommendation in favor of the transactions contemplated hereby; provided, however, that such termination under this Section 8.01(e) shall not be effective unless and until CFB shall have complied with the breakup fee provisions of Section 9.05.
(f)    By written notice of CFB to LCNB if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

    (i)    the LCNB Market Value on the Determination Date is less than the Initial LCNB Market Value multiplied by 0.80; and
(ii)    the number obtained by dividing the LCNB Market Value on the Determination Date by the Initial LCNB Market Value shall be less than the Index Ratio minus 0.20;
Subject, however, to the following three sentences: If CFB elects to exercise its termination right pursuant to this Section 8.01(f), it shall give prompt written notice thereof to LCNB. During the five business day period commencing with LCNB receipt of such notice, LCNB shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Initial LCNB Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the LCNB Market Value on the Determination Date. If within such five business day period, LCNB delivers written notice to CFB that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies CFB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(f), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
For purposes of this Section 8.01(f), the following terms shall have the meanings indicated below:
“Determination Date” shall mean the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).
“Final Index Price” means the average of the daily closing value of the Index for the 20 consecutive trading days immediately preceding the Determination Date.
“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Index Price” means $4,055.34, the closing value of the Index on December 19, 2017.
“Initial LCNB Market Value” shall mean the average of the daily closing value of a LCNB Common Share on The NASDAQ Capital Market® during the 20 consecutive trading days immediately preceding the date of this Agreement.
“LCNB Market Value” means, as of any specified date, the average of the daily closing value of a LCNB Common Share as reported on The NASDAQ Capital Market® for the 20 consecutive trading days immediately preceding such specified date.
8.02    Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII,

no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 6.06 and 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.
ARTICLE IX
Miscellaneous

9.01    Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time, including Section 6.16.
9.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement; provided, however, that after the CFB Meeting, this Agreement may not be amended if it would void the approval of this Agreement under the OGCL.
9.03    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile or electronic transmission (such as an email of a .pdf or scanned signature) shall have the same effect as original signatures.
9.04    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.
9.05    Expenses; Breakup Fee. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated pursuant to Section 8.01(e), CFB shall pay LCNB a breakup fee of $2,500,000 as agreed upon liquidated damages and not as a penalty.
9.06    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CFB, to:	Columbus First Bancorp, Inc. 6877 N High Street Columbus, Ohio 43085 Attention: William G. Huddle
With a copy to:	Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 Attention: Jeffrey E. Smith, Esq.
If to LCNB, to:	LCNB Corp. P.O. Box 59 2 North Broadway Lebanon, Ohio 45036 Attention: Steve P. Foster
With a copy to:	Dinsmore & Shohl LLP 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Attention: Susan B. Zaunbrecher, Esq.

9.07    Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement, the Agreement to Merge, and any separate agreement entered into by the parties in connection with this Agreement and on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.08    Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
9.09    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
9.10    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

[Remainder of Page Intentionally Left Blank]

AGREEMENT AND PLAN OF MERGER
Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

LCNB CORP.

By: /s/ Steve P. Foster
Steve P. Foster, President & CEO

COLUMBUS FIRST BANCORP, INC.

By: /s/ William G. Hudddle
William G. Huddle, Chairman and CEO

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of December 20, 2017, by and among LCNB Corp., a financial holding company incorporated under Ohio law (“LCNB”), Columbus First Bancorp, Inc., a bank holding company incorporated under Ohio law (“CFB”), and the undersigned shareholders of CFB (collectively, the “Shareholders”).

WHEREAS, the Shareholders collectively own 415,602 shares of common stock, $1.00 par value, of CFB (such common shares, together with all shares of CFB stock which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, LCNB and CFB propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that CFB will merge with and into LCNB pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

WHEREAS, LCNB and CFB have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement; and

WHEREAS, LCNB and CFB have made it a condition to their entering into the Merger Agreement that the Shareholders agree to certain non-competition and non-solicitation covenants.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
Voting of Shares

1.1    Voting Agreement. The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of CFB, however called, and in any action by consent of the shareholders of CFB, they shall vote their Shares (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between CFB or Columbus First Bank and any person or entity other than LCNB or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CFB under the Merger Agreement or that would result in any of the conditions to the obligations of CFB under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of CFB or Columbus First Bank with respect to any matter.

ARTICLE 2
Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to LCNB as follows:

2.1    Authority Relative to this Agreement. Such Shareholder has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2    No Conflict.

(a)    The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him, her or it or by which the Shares are bound or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him, her or it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any Shares held by him, her or it are bound, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b)    The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3    Title to the Shares. Each of the Shareholder is the owner of the number and class of Shares as specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Annex I.

ARTICLE 3
Additional Covenants

3.1    Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of

LCNB, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4
Non-Competition

4.1    Non-Competition. For a period of two years following the Effective Date, the Shareholders shall not, directly or indirectly within a 100-mile radius of any Columbus First Bank office or branch location, serve as a director or executive officer (as defined in 12 C.F.R. Part 215) of, or own in excess of 5% of the equity of any insured depository institution and/or any holding company of such insured depository institution.

ARTICLE 5
Non-Solicitation

5.1    Non-Solicitation. For a period of two years following the Effective Date, the Shareholders shall not, directly or indirectly, on his or her own behalf or on behalf of any other person, institution, company or other entity, without the consent of LCNB: (i) in any manner whatsoever induce, or assist others to induce, any employee, agent, representative or other person associated with LCNB or Subsidiaries, to terminate his or her association with any such entity, or in any manner interfere with the relationship between LCNB and any such person; or (ii) knowingly induce, or assist others to induce, any person or entity who is a supplier or customer of CFB or Columbus First Bank immediately prior to the Effective Date to terminate its association with LCNB, or knowingly do anything, directly or indirectly, to interfere with the business relationship between LCNB and any of such customers or suppliers. The foregoing shall not apply to any general solicitation published in a journal, newspaper or other publication of general circulation and not targeted specifically at the individuals or entities otherwise referenced herein.

ARTICLE 6
Miscellaneous

6.1    Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger or (ii) the date of termination of the Merger Agreement for any reason. Notwithstanding the foregoing, Article IV and Article V shall survive such termination in accordance with their terms.

6.2    Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that LCNB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

6.3    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

6.4    Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

6.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

6.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

6.8    Assignment. This Agreement shall not be assigned by operation of law or otherwise.

6.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.10 Transfers, Successors and Assigns.

(a)    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof and, as a condition to the recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature page of this Agreement. By execution of this Agreement or any Adoption Agreement, each of the parties appoints CFB as its attorney in fact for the purpose of executing any Adoption Agreement that may be required to be delivered under the terms of this Agreement. CFB shall not permit the transfer of Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.10. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

[Remainder of Page Intentionally Left Blank]

VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS

________________________________________
William G. Huddle

________________________________________
J. Lawrence Hutta

________________________________________
Michael J. Johrendt

________________________________________
John F. Smiley

________________________________________
Leman G. Beal, III

________________________________________
Juan Jose Perez

________________________________________
Timothy A. Rabold

________________________________________
James F. Boltz
LCNB CORP. By: _______________________________ Steve P. Foster, President & CEO COLUMBUS FIRST BANCORP, INC. By: _______________________________ William G. Huddle, Chairman and CEO

ANNEX I

Shareholder	Address and Email	Number of Shares

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of ____________ ___, 2017 (the “Agreement”) by and among LCNB Corp., Columbus First Bancorp, Inc., and certain of Columbus First Bancorp, Inc. shareholders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:
1.1    Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of CFB (the “Shares”) subject to the terms and conditions of the Agreement.
1.2    Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee was originally a party thereto, and (iii) agrees that Transferee shall be deemed a “Shareholder” under the Agreement.
1.3    Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.
EXECUTED AND DATED this ___ day of __________, 20___.

TRANSFEREE

By:
Name:
Title:

Address:

Fax: